Exhibit 99.1

CONTACT:

Jon Kosheff
Chief Financial Officer
(978) 946-2591
NASDAQ SYMBOL "PRLX"

                 Parlex Corporation Completes Sale/Leaseback
                       and Bank Financing Transactions

Methuen, Massachusetts (June 16, 2003)...Parlex Corporation, a world leader in the design and manufacture of flexible interconnect products, has completed the sale and leaseback of its facilities in Methuen, Massachusetts and Cranston, Rhode Island for $12,000,000, which consists of $2.65 million on a 3 year interest bearing term loan, a potential earn out of $1 million over 5 years and $8.35 million paid at closing. The proceeds were used to pay down the Company's working line with Fleet Bank.

In addition, the Company has secured a new $10 million working capital line of credit agreement with Silicon Valley Bank. The two-year line of credit agreement replaces the Fleet Bank loan and is intended to provide the working capital necessary for projected growth through fiscal year 2005.
In connection with the new loan facility, Parlex granted Silicon Valley Bank a warrant to purchase up to 250,000 shares at an exercise price of $6.885 per share.

Peter J. Murphy, Parlex president and CEO stated, "The sale of property allows Parlex to focus its resources on our core business as we transition back to profitability. While we have had a long and supportive relationship with Fleet Bank, we believe the retirement of that debt coupled with our new line of credit with Silicon Valley Bank will allow us to place all of our energy addressing the operational opportunities that will significantly improve financial performance."

About Parlex Corporation
------------------------
Parlex Corporation is a world leader in the design and manufacture of flexible interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a


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wide range of customers. Its manufacturing facilities are located in the
United States, China, Mexico and the United Kingdom.

The foregoing contains certain forward-looking statements. The Company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of various factors beyond its control, including economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change. For a detailed discussion of these and other cautionary statements, please refer to Parlex's filings with the Securities and Exchange Commission.


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